For Immediate Release

Sun Bancorp, Inc. Reports 2Q 2015 Net Income of $2.8 Million, or $0.15 per share; Improvement in Loan Growth, Capital Ratios and Expense Management

Contact:                 Mike Dinneen
Senior Vice President
(856) 552-5013
mdinneen@sunnb.com

Mount Laurel, N.J. – July 27, 2015

Second Quarter Highlights
•	Net income of $2.8 million, or $0.15 per share, for the quarter ended June 30, 2015, and $5.6 million, or $0.30 per share, for first half of 2015.
•	Net loan growth of $95 million, or 6.5%, in second quarter.
•	Solid capital foundation in place as tangible equity to assets improves from 6.6% in at June 30, 2014 to 9.2% at June 30, 2015.
•	Asset quality metrics remain strong with non-performing assets down 68% since June 30, 2014 to $6.2 million, or 0.3% of total assets at June 30, 2015.
•
Excess liquidity has declined, but remains elevated: average interest bearing cash totaled $329 million in the second quarter as liquidity deployment efforts increased, as compared to $475 million in the first quarter.

•	Quarterly operating expenses fall to $18.4 million with successful achievement of cost reduction goals representing an impressive 43% reduction when compared to the 2013 quarterly average.

Sun Bancorp, Inc. (NASDAQ: SNBC) (the "Company"), the holding company for Sun National Bank (the “Bank”), is reporting net income of $2.8 million, or $0.15 per diluted share, for the quarter ended June 30, 2015, compared to net income of $2.8 million, or $0.15 per diluted share, for the quarter ended March 31, 2015 and a net loss of $24.2 million, or a loss of $1.39 per diluted share, for the quarter ended June 30, 2014.

“We are generally pleased with the results of the second quarter and even more so with the underlying trends,” said Thomas M. O’Brien, President & CEO.  “The major restructuring announced at this time last year represented an aggressive multi-pronged attack on several legacy conditions which were creating unacceptable operating losses year after year.  In a few short quarters, we have successfully executed on the restructuring plan as evidenced by this quarter’s results.  Most impressively, operating expenses which had been running at $32.5 million per quarter in 2013 have been reduced by 43% to $18.4 million while capital ratios are much improved and net interest margin has begun to rebound.  Additionally, the Company’s asset quality measures which had been deficient for many years are now among the strongest in the region.  We knew that it would be a challenge to execute on so many initiatives while preparing to build back revenues in our new, more narrowly focused commercial banking strategies.  This renewed focus on growth combined with our ongoing efforts to improve cost efficiency and operate in a safe and sound manner has set the stage for creating shareholder value.”

Discussion of Results:

Balance Sheet

Total assets decreased to $2.38 billion at June 30, 2015, as compared to $2.43 billion at March 31, 2015 and $2.72 billion at December 31, 2014.  The decrease was due primarily to a decrease in cash and cash equivalents, partially offset by loan growth.  The Bank’s liquidity levels remain elevated, although cash and cash equivalents decreased to $278.9 million at June 30, 2015, as compared to $388.0 million at March 31, 2015 and $548.4 million at December 31, 2014. The overall decrease in cash and cash equivalents over the recent three and six month periods was primarily due to increases in loan originations, purchases of several multifamily loan participations and the completion of the sale of seven Bank locations in the first quarter of 2015.

Gross loans held-for-investment totaled $1.59 billion at June 30, 2015, as compared to $1.46 billion at March 31, 2015 and $1.49 billion at December 31, 2014.  The increase during the second quarter of 2015 was due primarily to the Bank funding approximately $48 million of 50% participation interest in multi-family loans residing in our market area, while organic loan originations totaled $137 million, including approximately $113 million in commercial real estate and $24 million in commercial and industrial loans.

Deposits were $1.88 billion at June 30, 2015, as compared to $1.96 billion at March 31, 2015 and $2.09 billion at December 31, 2014. The Bank continues to experience deposit reductions as a result of managed run-off of higher yielding municipal accounts and pricing of certain retail deposits.

The Bank designated $4.6 million in loans, $34.7 million in deposits, $580 thousand of cash and $375 thousand of fixed assets into held-for-sale at June 30, 2015 related to the pending sale of its Hammonton branch location to Cape Bank, which is scheduled to close in the third quarter of 2015. The Bank expects to record a gain on the sale of this location at closing.

“We began to see the results of our liquidity deployment efforts in the second quarter,” said O’Brien.  “Against the backdrop of our new relationship-based business development approach, we enjoyed net loan growth through our commercial platform, and the Bank’s non-interest demand deposits increased each month through the second quarter.  Continued relationship-based originations and the pending Hammonton branch sale will help us continue to further optimize our liquidity and right size our balance sheet.  While liquidity remains elevated, we have taken a cautious approach to its deployment in light of conflicting economic conditions.”

Net Interest Income and Margin

The net interest margin was 2.79% for the three months ended June 30, 2015 as compared to 2.57% for the three months ended March 31, 2015 and 3.03% for the three months ended June 30, 2014.  The increase in net interest margin for the three months ended June 30, 2015 as compared to the three months ended March 31, 2015 is primarily due to the increase in the average commercial loan balances, which increased by $43.6 million, or 4% over the prior quarter and a reduction in average cash balances.

“Our net interest margin continues to be below its optimal level as a result of our excess liquidity,” said O’Brien. “However, we are pleased with the net interest income increase from the first quarter as a result of the growth in our loan portfolio,” said O’Brien.  “Once we fully deploy our excess liquidity, we anticipate seeing our margin stabilize in the range of 3.10% to 3.20%.  We also continued to manage our deposit interest expense to more accurately reflect the market and the costs of providing our banking services, which led to a further decrease in deposit interest expense in the second quarter.  We believe our relationship approach to originating loans and gathering deposits is expected to gradually bring our net interest margin to forecasted levels.”

Non-Interest Income

Non-interest income was $4.9 million for the quarter ended June 30, 2015, as compared to $13.1 million and $4.0 million for the quarters ended March 31, 2015 and June 30, 2014, respectively. The decrease from the linked quarter was primarily attributable to a $9.2 million gain on the sale of seven Cape May area bank locations that was completed in the first quarter of 2015. Offsetting this decrease was a gain of $1.2 million on the sale of loans in the three months ended June 30, 2015. There were modest declines in deposit service charges and fees of $155 thousand and $614 thousand from the quarters ended March 31, 2015 and June 30, 2014, respectively, due to the overall reduction in accounts as a result of the branch reductions that have occurred over the past year. The three months ended June 30, 2014 included swap termination costs of $1.4 million associated with commercial loan sales recorded as a reduction of other income.  The quarter ended June 30, 2014 also included net mortgage banking revenue of $529 thousand, compared to $0 in the current quarter due to the prior year closure of the Company’s mortgage banking operations.

Non-Interest Expense

Non-interest expense for the second quarter of 2015 was $18.4 million, a decrease of $6.9 million from the first quarter of 2015 and a decrease of $15.3 million from the second quarter of 2014. During the first quarter of 2015, the Company recorded several restructuring charges related to the finalization of the Bank’s branch rationalization efforts, including $3.3 million of expenses associated with the pending branch consolidations and the sale of the Hammonton branch location. In the first quarter of 2015, problem loan expense of $988 thousand included $667 thousand of one-time costs associated with loan sales. In the second quarter of 2015, the balance in this category was $38 thousand due to significantly reduced volume.

“While we are still carrying lingering occupancy costs from our previously-announced branch consolidations, our quarterly expenses fell to $18.4 million, representing an annualized run rate of $73 million, well below our previous annualized level of $130 million in 2013,” said O’Brien.  “We are pleased with this substantial decline in operating expenses in the one year since our restructuring announcement, and it has effectively liberated the Bank from the substantial legacy expense burdens that were a consistent impediment to our operating profitability.  As a result, we are now actively investing our resources into relationship revenue generation and business development activities and the fruits of that labor are beginning to pay off.  With the remainder of our branch consolidations and pending Cape Bank sale taking place throughout the third quarter, we anticipate approaching a normalized operating expense run rate in the fourth quarter.  We will however, experience the final $500 thousand residual accelerated depreciation expense on these locations in the upcoming third quarter.”

Asset Quality

Non-performing assets continued to decline in the second quarter as the balance declined from $10.7 million at March 31, 2015 to $6.2 million at June 30, 2015 due to the sale of non-performing loans held-for-sale during the second quarter. Non-performing loans held-for-investment to total gross loans held-for-investment remained relatively flat at 0.37% at June 30, 2015 as compared to 0.36% at March 31, 2015 and declined from 0.73% at December 31, 2014.

There was negative provision for loan losses of $1.2 million recorded during the second quarter of 2015 compared to no provision for loan losses in the first quarter of 2015 and $14.8 million of provision for loan losses in the second quarter of 2014. In the second quarter of 2015, the Bank recorded gross recoveries of $2.1 million and recorded gross charge-offs of $1.1 million related to the transfer of problem loans to held-for-sale. The Bank recorded net recoveries of $615 thousand in the second quarter of 2015 as compared to net charge-offs of $2.3 million in the first quarter of 2015 and net charge-offs of $20.2 million in the second quarter of 2014. The allowance for loan losses was $20.3 million, or 1.29% of gross loans held-for-investment, at June 30, 2015, as compared to $20.9 million, or 1.41% of gross loans held-for-investment, at March 31, 2015 and $23.2 million, or 1.54% of gross loans held-for-investment, at December 31, 2014. The allowance for loan losses was 347% of non-performing loans held-for-investment at June 30, 2015 as compared to 383% at March 31, 2015 and 210% at December 31, 2014.

“Our asset quality metrics continue to be strong,” said O’Brien.  “Now that we have reduced our classified loans to very low levels, we are focused on proactively managing the risk in the existing portfolio and underwriting new deals conservatively to ensure that our risk profile remains safe and sound.  We are extremely pleased with the progress we have made in improving the quality of our portfolio.”

Capital

At June 30, 2015, the capital ratios of the Company and the Bank increased due to planned balance sheet runoff and net income of $2.8 million in the second quarter of 2015. At June 30, 2015, the Bank’s Tier 1 common equity risk-based capital ratio, total risk-based capital ratio, Tier 1 risk-based capital ratio and leverage capital ratio were approximately 17.5%, 18.8%, 17.5% and 11.5%, respectively. At June 30, 2015, the Company’s Tier 1 common equity risk-based capital ratio, total risk-based capital ratio, Tier 1 risk-based capital ratio and leverage capital ratio were approximately 13.8%, 20.8%, 17.2%, and 11.3%, respectively. The Company’s tangible equity to tangible assets ratio was 9.2% at June 30, 2015, as compared to 8.8% at March 31, 2015 and 7.7% at December 31, 2014.

“With two consecutive profitable quarters, we have been able to internally generate $5.6 million in capital through the first six months of 2015,” said O’Brien. “That, along with declining total assets and a further reduction in risk-weighted assets improved our solid regulatory capital ratios.  Our asset quality and capital metrics are near the top of our peer group.  This solid foundation gives us the capacity to now prudently grow our loan portfolio and revenues.  This quarter, we began to make progress in reducing our stubbornly-elevated efficiency ratio.  While we continue to have work ahead of us in growing revenue, managing expenses, controlling risk and building a brand, our goal remains to consistently create shareholder value and obtain the removal of our regulatory order.  This quarter is another significant step forward and it demonstrated our ability to generate earnings and operate with safe and sound practices.”

Conference Call

The Company will hold a conference call on Monday, July 27, 2015 at 11:00 AM (EST) to discuss results and answer questions from analysts and investors.  Participants may listen to or participate in the Company’s earnings conference call via the following:
•	Participants Toll-Free Number: 888-765-5574
•	Conference ID: 5330628

About Sun Bancorp, Inc.

Sun Bancorp, Inc. (NASDAQ: SNBC) is a $2.38 billion asset bank holding company headquartered in Mount Laurel, New Jersey. Its primary subsidiary is Sun National Bank, a community bank serving customers throughout New Jersey. Sun National Bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the Federal Deposit Insurance Corporation (FDIC). For more information about Sun National Bank and Sun Bancorp, Inc., visit www.sunnationalbank.com.

Cautionary Note Regarding Forward-Looking Statements

The foregoing material contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, which may be identified by the use of such words as “allow,” “anticipate,” “believe,” “continues,” “could,” “estimate,” “expect,” “intend,” “may,” “opportunity,” “outlook,” “plan,” “potential,” “predict,” “project,” “reflects,” “should,” “typically,” “usually,” “view,” “will,” “would,” and similar terms and phrases, including references to assumptions.  Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Sun Bancorp, Inc. (the “Company”) and its wholly-owned subsidiary Sun National Bank (the “Bank”), the banking industry, the economy in general, expectations of the business environment in which the Company operates, projections of future performance and other statements contained herein that are not historical facts.  These remarks are based upon current management expectations, and may, therefore, involve risks and uncertainties that cannot be predicted or quantified and are beyond the Company’s control and are subject to a variety of uncertainties that could cause future results to vary materially from the Company’s historical performance, or from current expectations.  Factors that could cause actual results to differ from those expressed or implied by such forward-looking statements include, but are not limited to: (i)  the ability of the Bank to comply with its written agreement with the Office of the Comptroller of the Currency (the “OCC”) or the individual minimum capital ratio for the Bank established by the OCC; (ii) the Company’s ability to attract and retain key management and staff; (iii) changes in business strategy or an inability to execute strategy due to the occurrence of unanticipated events; (iv) the ability to complete any or all of the transactions contemplated in the Company’s comprehensive strategic restructuring plan on the terms currently contemplated; (v) the ability to attract deposits and other sources of liquidity; (vi) changes in the financial performance and/or condition of the Bank’s borrowers; (vii) changes in consumer spending, borrowing and saving habits; (viii) the ability to increase market share and control expenses; (ix) changes in estimates of future loan loss reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; (x) local, regional and national economic conditions and events and the impact they may have on the Company and its customers; (xi) volatility in the credit and equity markets and its effect on the general economy; (xii) the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs; (xii) the overall quality of the composition of the Company’s loan and securities portfolios; (xiv) inflation, interest rate, securities market and monetary fluctuations;(xv) legislative and regulatory changes, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and impending regulations, changes in banking, securities and tax laws and regulations and their application by regulators and changes in the scope and cost of the Federal Deposit Insurance Corporation insurance and other coverages; (xvi) the effects of, and changes in, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; (xvii) competition among providers of financial services; (xviii) other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing, products and services and the other risks detailed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-K for the fiscal year ended December 31, 2014, the Company’s Form 10-Q for the quarter ended March 31, 2015 and in other filings made pursuant to the Securities Exchange Act of 1934, as amended.  No undue reliance should be placed on any forward-looking statements.  The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any such forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Non-GAAP Financial Measures (Unaudited)
 This news release references tangible book value per common share and return on average tangible equity, which are non-GAAP financial measures. Management believes that tangible book value per common share and return on average tangible equity are meaningful financial measures because they are two of the measures we use to assess capital adequacy.

Tangible book value per common share (dollars in thousands)

The following reconciles shareholders’ equity to tangible equity by reducing shareholders’ equity by the intangible asset balance at June 30, 2015, March 31, 2015, December 31, 2014, September 30, 2014, and June 30, 2014.

	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014

Tangible book value per common share:
Shareholders’ equity	$252,926	$249, 235	$245,323	$247,047	$227,656
Less: Intangible assets	38,188	38,188	38,188	38,188	38,426
Tangible equity	$214,738	$211,047	$207,135	$208,859	$189,230

Common stock	18,901	18,901	18,901	18,885	17,752
Less: Treasury stock	237	282	285	300	319
Total outstanding shares	18,664	18,619	18,616	18,585	17,433

Tangible book value per common share:	$11.51	$11.34	$11.13	$11.24	$10.85

Return on Average Tangible Equity (dollars in thousands)

The following provides the calculation of return on tangible equity for the three months ended June 30, 2015, March 31, 2015, December 31, 2014, September 30, 2014, and June 30, 2014.
                                                  Three Months Ended

	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014

Net income(loss)	$2,825	$2,776	$(2,829)	$(825)	$(24,248)

Average tangible equity:
Average shareholders’ equity	$252,391	$249,970	$249,313	$243,020	$254,116
Less: Average intangible assets	38,188	38,188	38,188	38,281	38,568
Average tangible equity	$214,203	$211,782	$211,125	$204,739	$215,548

Return on average tangible equity(1):	5.3%	5.2%	(5.4)%	(1.6)%	(45.0)%
	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014

Net income(loss)	$2,825	$2,776	$(2,829)	$(825)	$(24,248)

Average tangible equity:
Average shareholders’ equity	$252,391	$249,970	$249,313	$243,020	$254,116
Less: Average intangible assets	38,188	38,188	38,188	38,281	38,568
Average tangible equity	$214,203	$211,782	$211,125	$204,739	$215,548

Return on average tangible equity(1):	5.3%	5.2%	(5.4)%	(1.6)%	(45.0)%

(1) Annualized

SUN BANCORP, INC. AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS (Unaudited)
(Dollars in thousands, except share and per share amounts)
For the Three Months Ended			For the Six Months Ended
June 30,			June 30,
	2015	2014	2015	2014
Profitability for the period:
Net interest income	$15,375	$20,612	$30,566	$42,004
Provision for loan losses	(1,218)	14,803	(1,218)	14,803
Non-interest income	4,879	3,977	17,966	8,926
Non-interest expense	18,363	33,677	43,581	61,565
Income(loss) before income taxes	3,109	(23,891)	6,169	(25,438)
Income tax expense	284	357	568	716
Net income(loss) available to common shareholders	$2,825	$(24,248)	$5,601	$(26,154)

Financial ratios:
Return on average assets(1)	0.5%	(3.3)%	0.4%	(1.7)%
Return on average equity(1)	4.5%	(38.2)%	4.5%	(20.7)%
Return on average tangible equity(1),(2)	5.3%	(45.0)%	5.3%	(24.5)%
Net interest margin(1)	2.79%	3.03%	2.68%	3.05%
Efficiency ratio	91%	137%	90%	121%
Income(loss) per common share:
Basic(3)	$0.15	$(1.39)	$0.30	$(1.50)
Diluted(3)	$0.15	$(1.39)	$0.30	$(1.50)

Average equity to average assets	10.4%	8.5%	10.0%	8.37%

	June 30,		December 31,
	2015	2014	2014
At period-end:
Total assets	$2,379,023	$2,894,658		2,715,348
Total deposits	1,876,721	2,272,765		2,091,904
Loans receivable, net of allowance for loan losses	1,558,576	1,827,724		1,486,898
Loans held-for-sale	2,006	29,171		4,083
Investments	353,245	454,051		409,950
Borrowings	92,578	68,734		68,978
Junior subordinated debentures	92,786	92,786		92,786
Shareholders’ equity	252,926	227,656		245,323

Credit quality and capital ratios:
Allowance for loan losses to gross loans held-for- investment	1.29%	1.53%		1.54%
Non-performing loans held-for-investment to gross loans held-for-investment	0.37%	0.76%		0.73%
Non-performing assets to gross loans held-for-investment, loans held-for-sale and real estate owned	0.71%	1.02%		1.03%
Allowance for loan losses to non-performing loans held-for-investment	347%	202%		210%

Tier 1 common equity risk-based capital(4)(5):
Sun Bancorp, Inc.	13.8%	-		-
Sun National Bank	17.5%	-		-
Total risk-based capital(4):
Sun Bancorp, Inc.	20.8%	15.0%		19.3%
Sun National Bank	18.8%	14.5%		17.4%
Tier 1 risk-based capital(4):
Sun Bancorp, Inc.	17.2%	12.4%		16.7%
Sun National Bank	17.5%	13.2%		16.1%
Leverage capital(4):
Sun Bancorp, Inc.	11.3%	8.6%		10.1%
Sun National Bank	11.5%	9.1%		9.7%
Book value per common share (3)	$13.55	$13.39		$13.18
Tangible book value per common share (3)	$11.51	$11.34		$11.13
(1) Amounts for the three months ended are annualized.
(2) Return on average tangible equity, a non-GAAP measure, is computed by dividing annualized net income for the period by average tangible equity. Average tangible equity equals average equity less average identifiable intangible assets and goodwill.
(3) Prior periods were retroactively adjusted for the impact of the 1-for-5 reverse stock split completed on August 11, 2014.
(4) June 30, 2015 capital ratios are estimated, subject to regulatory filings.
(5) The Basel III guidelines and the Dodd-Frank Act established a new minimum Tier 1 common equity risk-based capital ratio, effective January 1, 2015.

SUN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited)
(Dollars in thousands, except par value amounts)
	June 30, 2015	December 31, 2014
ASSETS
Cash and due from banks	$28,544	$42,548
Interest-earning bank balances	250,319	505,885
Cash and cash equivalents	278,863	548,433
Restricted cash	5,000	13,000
Investment securities available for sale (amortized cost of $336,979 and $394,733 at June 30, 2015 and December 31, 2014, respectively)	337,229	394,500
Investment securities held to maturity (estimated fair value of $470 and $501 at June 30, 2015 and December 31, 2014, respectively)	462	489
Loans receivable (net of allowance for loan losses of $20,331 and $23,246 at June 30, 2015 and December 31, 2014, respectively)	1,558,599	1,486,898
Loans held-for-sale, at lower of cost or market	2,006	4,083
Branch assets held-for-sale	5,604	69,064
Restricted equity investments, at cost	15,554	14,961
Bank properties and equipment, net	35,090	40,155
Real estate owned	-	522
Accrued interest receivable	5,233	5,397
Goodwill	38,188	38,188
Bank owned life insurance (BOLI)	80,147	79,132
Other assets	17,048	20,526
Total assets	$2,379,023	$2,715,348

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Deposits	$1,876,721	$2,091,904
Branch deposits held-for-sale	34,689	183,395
Securities sold under agreements to repurchase – customers	-	1,156
Advances from the Federal Home Loan Bank of New York (FHLBNY)	85,698	60,787
Obligations under capital lease	6,880	7,035
Junior subordinated debentures	92,786	92,786
Deferred taxes, net	2,275	1,514
Other liabilities	27,048	31,448
Total liabilities	2,126,097	2,470,025

Shareholders’ equity:
Preferred stock, $1 par value, 1,000,000 shares authorized; none issued	-	-
Common stock, $5 par value, 40,000,000 shares authorized; 18,901,124 shares issued and 18,664,268 shares outstanding at June 30, 2015; 18,900,877 shares issued and 18,615,950 shares outstanding at December 31, 2014	94,506	94,508
Additional paid-in capital	511,975	514,071
Retained deficit	(342,158)	(347,761)
Accumulated other comprehensive loss	148	(138)
Deferred compensation plan trust	(599)	(599)
Treasury stock at cost, 236,856 shares at June 30, 2015; and 284,927 shares at December 31, 2014	(10,946)	(14,757)
Total shareholders’ equity	252,926	245,324
Total liabilities and shareholders’ equity	$2,379,023	$2,715,348

SUN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Dollars in thousands, except per share amounts)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014
INTEREST INCOME
Interest and fees on loans	$15,451	$21,067	$30,549	$42,916
Interest on taxable investment securities	1,831	2,193	3,877	4,443
Interest on non-taxable investment securities	309	308	615	617
Dividends on restricted equity investments	202	209	411	441
Total interest income	17,793	23,777	35,452	48,417
INTEREST EXPENSE
Interest on deposits	1,337	2,188	2,843	4,469
Interest on funds borrowed	536	443	966	879
Interest on junior subordinated debentures	545	534	1,077	1,065
Total interest expense	2,418	3,165	4,886	6,413
Net interest income	15,375	20,612	30,566	42,004
PROVISION FOR LOAN LOSSES	(1,218)	14,803	(1,218)	14,803
Net interest income after provision for loan losses	16,593	5,809	31,784	27,201
NON-INTEREST INCOME
Deposit service charges and fees	1,849	2,463	3,853	4,858
Interchange fees	554	629	1,098	1,192
Mortgage banking revenue, net	-	529	-	1,164
Gain on sale of bank branches	-	-	9,235	-
Gain on sale of loans	1,226	-	1,239	-
Investment products income	488	715	1,077	1,332
BOLI income	503	469	1,015	930
Other	259	(828)	449	(550)
Total non-interest income	4,879	3,977	17,966	8,926
NON-INTEREST EXPENSE
Salaries and employee benefits	9,120	16,803	19,710	30,584
Occupancy expense	3,034	3,552	8,001	7,818
Equipment expense	1,500	2,356	5,014	4,105
Data processing expense	1,304	1,281	2,612	2,478
Professional fees	711	2,353	1,547	3,839
Insurance expenses	1,094	1,358	2,341	2,825
Advertising expense	223	523	458	1,109
Problem loan expense	38	566	1,026	1,198
Other	1,339	4,885	2,872	7,609
Total non-interest expense	18,363	33,677	43,581	61,565
INCOME(LOSS) BEFORE INCOME TAXES	3,109	(23,891)	6,169	(25,438)
INCOME TAX EXPENSE	284	357	568	716
NET INCOME(LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$2,825	$(24,248)	$5,601	$(26,154)

Basic earnings(loss) per share(1)	$0.15	$(1.39)	$0.30	$(1.50)
Diluted earnings(loss) per share(1)	$0.15	$(1.39)	$0.30	$(1.50)
Weighted average shares – basic(1)	18,632,526	17,417,829	18,624,585	17,383,192
Weighted average shares - diluted(1)	18,684,597	17,417,829	18,663,721	17,383,192
(1) Prior periods were retroactively adjusted for the impact of the 1-for-5 reverse stock split completed on August 11, 2014

SUN BANCORP, INC. AND SUBSIDIARIES
HISTORICAL TRENDS IN QUARTERLY FINANCIAL DATA (Unaudited)
(Dollars in thousands)
	2015	2015	2014	2014	2014
	Q2	Q1	Q4	Q3	Q2
Balance sheet at quarter end:
Cash and cash equivalents	$278,863	$388,021	$548,433	$504,353	$330,440
Restricted cash	5,000	13,000	13,000	13,000	26,000
Investment securities	353,245	367,178	409,950	425,079	454,051
Loans held-for-investment:
Commercial and industrial	1,153,310	1,042,821	1,052,932	1,196,767	1,363,900
Home equity	139,789	145,806	174,165	173,227	186,953
Residential real estate	266,312	273,118	276,993	299,838	298,063
Other	19,519	22,427	6,054	6,577	7,200
Total gross loans held-for-investment	1,578,930	1,484,172	1,510,144	1,676,409	1,856,116
Allowance for loan losses	(20,331)	(20,916)	(23,246)	(26,540)	(28,392)
Net loans held-for-investment	1,558,599	1,463,256	1,486,898	1,649,869	1,827,724
Loans held-for-sale	2,006	4,766	4,083	7,365	29,171
Branch assets held-for-sale	5,604	5,419	69,064	31,408	34,058
Goodwill	38,188	38,188	38,188	38,188	38,188
Intangible assets	-	-	-	-	238
Total assets	2,379,023	2,436,391	2,715,348	2,820,202	2,894,658
Total deposits	1,876,721	1,959,556	2,091,904	2,170,627	2,272,765
Branch deposits held-for-sale	34,689	33,381	183,395	192,068	160,769
Securities sold under agreements to repurchase - customers	-	156	1,156	963	670
Advances from FHLBNY	85,698	60,743	60,787	60,830	60,873
Obligations under capital lease	6,880	6,958	7,035	7,111	7,191
Junior subordinated debentures	92,786	92,786	92,786	92,786	92,786
Total shareholders' equity	252,926	249,235	245,323	247,047	227,656
Quarterly average balance sheet:
Loans(1):
Commercial and industrial	$1,095,202	$1,051,610	$1,145,297	$1,292,705	$1,480,491
Home equity	161,698	183,753	196,841	201,754	210,068
Residential real estate	271,585	284,197	301,326	322,751	338,028
Other	2,122	3,233	3,391	3,755	23,196
Total gross loans	1,530,607	1,522,793	1,646,855	1,820,965	2,051,783
Securities and other interest-earning assets	699,687	867,633	923,909	840,541	694,529
Total interest-earning assets	2,230,294	2,390,426	2,570,764	2,661,506	2,746,312
Total assets	2,419,520	2,600,231	2,785,525	2,888,920	2,982,427
Non-interest-bearing demand deposits	521,563	559,793	608,396	612,775	573,290
Total deposits	1,956,592	2,162,142	2,331,934	2,429,606	2,519,901
Total interest-bearing liabilities	1,617,176	1,763,062	1,885,250	1,978,480	2,108,103
Total shareholders' equity	252,391	249,970	249,313	243,020	254,116
Capital and credit quality measures:
Tier 1 common equity risk-based capital (2))(3):
Sun Bancorp, Inc.	13.8%	13.4%	-	-	-
Sun National Bank	17.5%	17.2%	-	-	-
Total risk-based capital (2):
Sun Bancorp, Inc.	20.8%	20.4%	19.3%	17.9%	15.0%
Sun National Bank	18.8%	18.4%	17.4%	16.2%	14.5%
Tier 1 risk-based capital (2):
Sun Bancorp, Inc.	17.2%	16.8%	16.7%	15.6%	12.4%
Sun National Bank	17.5%	17.1%	16.1%	14.9%	13.2%
Leverage capital (2):
Sun Bancorp, Inc.	11.3%	10.3%	10.1%	9.8%	8.6%
Sun National Bank	11.5%	10.5%	9.7%	9.4%	9.1%

Average equity to average assets	10.4%	9.6%	9.0%	8.4%	8.5%
Allowance for loan losses to total gross loans held-for-investment	1.29%	1.41%	1.54%	1.58%	1.50%
Non-performing loans held-for-investment to gross loans held-for-investment	0.37%	0.36%	0.73%	0.84%	0.76%
Non-performing assets to gross loans held-for-investment, loans held-for-sale and real estate owned	0.40%	0.72%	1.03%	1.07%	1.02%
Allowance for loan losses to non-performing loans held-for-investment	347%	383%	210%	188%	202%

Other data:
Net recoveries (charge-offs)	$615	$(2,312)	$(3,294)	$(1,852)	$(20,179)
Classified loans	7,940	8,461	24,261	21,022	33,077
Classified assets	11,147	11,998	27,986	25,338	38,226
Non-performing assets:
Non-accrual loans	5,156	4,611	10,729	13,561	13,470
Non-accrual loans held-for-sale	389	4,766	4,083	2,770	4,086
Troubled debt restructurings, non-accrual	702	854	318	528	583
Real estate owned, net	-	468	522	1,084	1,327
Total non-performing assets	$6,247	$10,699	$15,652	$17,943	$19,466
(1) Average balances include non-accrual loans and loans held-for-sale.
(2) June 30, 2015 capital ratios are estimated, subject to regulatory filings.
(3) The Basel III guidelines and the Dodd-Frank Act established a new minimum Tier 1 common equity risk-based capital ratio, effective January 1, 2015.

SUN BANCORP, INC. AND SUBSIDIARIES
HISTORICAL TRENDS IN QUARTERLY FINANCIAL DATA (Unaudited)
(Dollars in thousands, except share and per share amounts)
	2015	2015	2014	2014	2014
	Q2	Q1	Q4	Q3	Q2
Profitability for the quarter:
Net interest income	$15,375	$15,191	$17,026	$18,921	$20,612
Provision for loan losses	(1,218)	-	-	-	14,803
Non-interest income	4,879	13,087	4,142	4,695	3,977
Non-interest expense excluding amortization of intangible assets	18,363	25,218	23,705	23,894	33,394
Amortization of intangible assets	-	-	-	238	283
Income(loss) before income taxes	3,109	3,060	(2,537)	(516)	(23,891)
Income tax expense	284	284	292	309	357
Net income(loss) available to common shareholders	$2,825	$2,776	$(2,829)	$(825)	$(24,248)
Financial ratios:
Return on average assets (1)	0.5%	0.4%	(0.4)%	(0.1)%	(3.3)%
Return on average equity (1)	5.0%	4.4%	(4.5)%	(1.4)%	(38.2)%
Return on average tangible equity (1),(2)	5.3%	5.2%	(5.4)%	(1.6)%	(45.0)%
Net interest margin (1)	2.79%	2.57%	2.67%	2.87%	3.03%
Efficiency ratio	91%	89%	112%	95%	137%
Per share data:
Income(loss) per common share:
Basic(3)	$0.15	$0.15	$(0.15)	$(0.05)	$(1.39)
Diluted(3)	$0.15	$0.15	$(0.15)	$(0.05)	$(1.39)
Book value(3)	$13.55	$13.39	$13.18	$13.29	$13.06
Tangible book value(3)	$11.51	$11.34	$11.13	$11.24	$10.85
Average basic shares(3)	18,632,526	18,616,537	18,589,717	17,417,829	17,348,169
Average diluted shares(3)	18,684,597	18,639,501	18,589,717	17,417,829	17,348,169
Non-interest income:
Deposit service charges and fees	$1,849	$2,004	$2,383	$2,541	$2,463
Interchange fees	554	544	540	624	629
Mortgage banking revenue, net	-	-	29	423	529
Gain on sale of loans	1,226	-	-	-	-
Net gain on sale of bank branches	-	9,235	-	-	-
Investment products income	488	589	480	635	715
BOLI income	503	512	482	484	469
Other income	259	203	228	(42)	(828)
Total non-interest income	$4,879	$13,087	$4,142	$4,695	$3,977
Non-interest expense:
Salaries and employee benefits	$9,120	$10,590	$9,412	$11,818	$16,803
Occupancy expense	3,034	4,967	5,432	2,980	3,552
Equipment expense	1,500	3,514	1,487	1,695	2,356
Data processing expense	1,304	1,308	1,202	1,299	1,281
Professional fees	711	836	1,225	1,423	2,353
Insurance expense	1,094	1,247	1,299	1,443	1,358
Advertising expense	223	235	386	567	523
Problem loan expense	38	988	547	294	566
Other expense	1,339	1,533	2,715	2,613	4,885
Total non-interest expense	$18,363	$25,218	$23,705	$24,132	$33,677
(1) Amounts are annualized.
(2) Return on average tangible equity is computed by dividing annualized net income for the period by average tangible equity. Average tangible equity equals average equity less average identifiable intangible assets and goodwill.

(3) Prior periods were retroactively adjusted for the impact of the 1-for-5 reverse stock split completed on August 11, 2014.

SUN BANCORP, INC. AND SUBSIDIARIES
AVERAGE BALANCE SHEETS (Unaudited)
(Dollars in thousands)
	For the Three Months Ended June 30,
	2015			2014
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Cost	Balance	Expense	Cost
Interest-earning assets:
Loans receivable (1),(2):
Commercial and industrial	$1,095,202	$11,285	4.12%	$1,480,491	$15,385	4.16%
Home equity	161,698	1,685	4.17	185,710	1,777	3.83
Residential real estate	271,585	2,443	3.60	338,028	3,187	3.77
Other	2,122	39	7.35	47,554	717	6.03
Total loans receivable	1,530,607	15,452	4.04	2,051,783	21,066	4.11
Investment securities(3)	370,469	2,300	2.48	451,477	2,723	2.41
Interest-earning bank balances	329,218	208	0.25	243,052	154	0.25
Total interest-earning assets	2,230,294	17,960	3.22	2,746,312	23,943	3.49
Non-interest earning assets:
Cash and due from banks	34,014			67,196
Bank properties and equipment, net	36,328			47,586
Goodwill and intangible assets, net	38,188			38,568
Other assets	80,696			82,765
Total non-interest-earning assets	189,226			236,115
Total assets	$2,419,520			$2,982,427

Interest-bearing liabilities:
Interest-bearing deposit accounts:
Interest-bearing demand deposits	$793,954	$345	0.17%	$1,099,385	$790	0.29%
Savings deposits	222,372	108	0.19	264,386	177	0.27
Time deposits	418,703	884	0.84	582,840	1,223	0.84
Total interest-bearing deposit accounts	1,435,029	1,337	0.37	1,946,611	2,190	0.45
Short-term borrowings:
Fed Funds Purchased	-	-	-	-	-	-
Securities sold under agreements to repurchase - customers	29	-	-	598	-	0.09
Long-term borrowings:
FHLBNY advances (4)	82,416	418	2.03	60,887	315	2.07
Obligations under capital lease	6,916	118	6.82	7,221	127	7.04
Junior subordinated debentures	92,786	545	2.35	92,786	533	2.30
Total borrowings	182,147	1,081	2.37	161,492	975	2.41
Total interest-bearing liabilities	1,617,176	2,418	0.60	2,108,103	3,165	0.60
Non-interest bearing liabilities:
Non-interest-bearing demand deposits	521,563			573,290
Other liabilities	28,392			46,918
Total non-interest bearing liabilities	549,955			620,208
Total liabilities	2,167,131			2,728,311
Shareholders' equity	252,391			254,116
Total liabilities and shareholders' equity	$2,419,522			$2,982,427

Net interest income		$15,543			$20,778
Interest rate spread (5)			2.62%			2.89%
Net interest margin (6)			2.79%			3.03%
Ratio of average interest-earning assets to average interest-bearing liabilities			138%			130%

(1) Average balances include non-accrual loans and loans held-for-sale.
(2) Loan fees are included in interest income and the amount is not material for this analysis.
(3)  Interest earned on non-taxable investment securities is shown on a tax-equivalent basis assuming a 35% marginal federal tax rate for all periods. The fully taxable equivalent adjustments for the three months ended June 30, 2015 and 2014 were $167 thousand and $166 thousand, respectively.

(4) Amounts include Advances from FHLBNY and Securities sold under agreements to repurchase - FHLBNY.
(5) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(6) Net interest margin represents net interest income as a percentage of average interest-earning assets.

SUN BANCORP, INC. AND SUBSIDIARIES
AVERAGE BALANCE SHEETS (Unaudited)
(Dollars in thousands)
	For the Six Months Ended June 30,
	2015			2014
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Cost	Balance	Expense	Cost
Interest-earning assets:
Loans receivable (1),(2):
Commercial	$1,073,526	$22,089	4.12%	$1,520,246	31,735	4.17%
Home equity	172,664	3,533	4.09	210,986	4,222	4.00
Residential real estate	277,856	4,842	3.49	334,749	6,145	3.67
Other	2,675	84	6.28	24,100	814	6.76
Total loans receivable	1,526,721	30,548	4.00	2,090,081	42,916	4.11
Investment securities(3)	381,494	4,729	2.48	454,590	5,541	2.44
Interest-earning bank balances	401,702	505	0.25	231,645	292	0.25
Total interest-earning assets	2,309,917	35,782	3.10	2,776,316	48,749	3.51
Non-interest earning assets:
Cash and due from banks	33,867			41,269
Restricted cash	6,464			26,000
Bank properties and equipment, net	39,465			48,093
Goodwill and intangible assets, net	38,188			38,709
Other assets	81,476			85,303
Total non-interest-earning assets	199,460			239,374
Total assets	$2,509,377			$3,015,690

Interest-bearing liabilities:
Interest-bearing deposit accounts:
Interest-bearing demand deposits	$844,124	$751	0.18%	$1,124,284	1,597	0.28%
Savings deposits	230,865	235	0.20	265,837	357	0.27
Time deposits	443,238	1,857	0.84	595,459	2,515	0.84
Total interest-bearing deposit accounts	1,518,227	2,843	0.37	1,985,580	4,469	0.45
Short-term borrowings:
Securities sold under agreements to repurchase - customers	101	-	-	502	-	-
Long-term borrowings:
FHLBNY advances (4)	71,647	728	2.03	60,908	628	2.06
Obligations under capital lease	6,955	238	6.84	7,257	250	6.89
Junior subordinated debentures	92,786	1,077	2.32	92,786	1,065	2.30
Total borrowings	171,489	2,043	2.38	161,453	1,943	2.41
Total interest-bearing liabilities	1,689,716	4,886	0.58	2,147,033	6,412	0.60
Non-interest bearing liabilities:
Non-interest-bearing demand deposits	540,572			566,486
Other liabilities	27,902			49,631
Total non-interest bearing liabilities	568,474			616,117
Total liabilities	2,258,190			2,763,150
Shareholders' equity	251,187			252,540
Total liabilities and shareholders' equity	$2,509,377			$3,015,690

Net interest income		$30,896			$42,337
Interest rate spread (5)			2.52%			2.91%
Net interest margin (6)			2.68%			3.05%
Ratio of average interest-earning assets to average interest-bearing liabilities			137%			129%

(1) Average balances include non-accrual loans and loans held-for-sale.
(2) Loan fees are included in interest income and the amount is not material for this analysis.
(3)  Interest earned on non-taxable investment securities is shown on a tax-equivalent basis assuming a 35% marginal federal tax rate for all periods. The fully taxable equivalent adjustments for the six months ended June 30, 2015 and 2014 were $330 thousand and $333 thousand, respectively.

(4) Amounts include Advances from FHLBNY and Securities sold under agreements to repurchase - FHLBNY.
(5) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(6) Net interest margin represents net interest income as a percentage of average interest-earning assets.

SUN BANCORP, INC. AND SUBSIDIARIES
AVERAGE BALANCE SHEETS (Unaudited)
(Dollars in thousands)
	For the Three Months Ended
	June 30, 2015			March 31, 2015
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Cost	Balance	Expense	Cost
Interest-earning assets:
Loans receivable (1),(2):
Commercial and industrial	$1,095,202	$11,285	4.12%	$1,051,610	$10,803	4.11%
Home equity	161,698	1,685	4.17	183,753	1,848	4.02
Residential real estate	271,585	2,443	3.60	284,197	2,399	3.38
Other	2,122	39	7.35	3,233	47	5.82
Total loans receivable	1,530,607	15,452	4.04	1,522,793	15,097	3.97
Investment securities(3)	370,469	2,300	2.48	392,642	2,430	2.48
Interest-earning bank balances	329,218	208	0.25	474,991	297	0.25
Total interest-earning assets	2,230,294	17,960	3.22	2,390,426	17,824	2.98
Non-interest earning assets:
Cash and due from banks	34,014			46,718
Bank properties and equipment, net	36,328			42,638
Goodwill and intangible assets, net	38,188			38,188
Other assets	80,696			82,261
Total non-interest-earning assets	189,226			209,805
Total assets	$2,419,520			$2,600,231

Interest-bearing liabilities:
Interest-bearing deposit accounts:
Interest-bearing demand deposits	$793,954	$345	0.17%	$894,851	$406	0.18%
Savings deposits	222,372	108	0.19	239,452	127	0.21
Time deposits	418,703	884	0.84	468,046	973	0.83
Total interest-bearing deposit accounts	1,435,029	1,337	0.37	1,602,349	1,506	0.38
Short-term borrowings:
Federal funds purchased	-	-	-	-	-	-
Securities sold under agreements to repurchase - customers	29	-	-	175	-	0.00
Long-term borrowings:
FHLBNY advances (4)	82,416	418	2.03	60,758	310	2.04
Obligations under capital lease	6,916	118	6.82	6,994	120	6.86
Junior subordinated debentures	92,786	545	2.35	92,786	533	2.30
Total borrowings	182,147	1,081	2.37	160,713	963	2.40
Total interest-bearing liabilities	1,617,176	2,418	0.60	1,763,062	2,469	0.56
Non-interest bearing liabilities:
Non-interest-bearing demand deposits	521,563			559,793
Other liabilities	28,392			27,406
Total non-interest bearing liabilities	549,955			587,199
Total liabilities	2,167,131			2,350,261
Shareholders' equity	252,391			249,970
Total liabilities and shareholders' equity	$2,419,522			$2,600,231

Net interest income		$15,543			$15,355
Interest rate spread (5)			2.62%			2.42%
Net interest margin (6)			2.79%			2.57%
Ratio of average interest-earning assets to average interest-bearing liabilities			138%			136%

(1) Average balances include non-accrual loans and loans held-for-sale.
(2) Loan fees are included in interest income and the amount is not material for this analysis.
(3)  Interest earned on non-taxable investment securities is shown on a tax-equivalent basis assuming a 35% marginal federal tax rate for all periods. The fully taxable equivalent adjustments for the three months ended June 30, 2015 and March 31, 2015 were $167 thousand and $164 thousand, respectively.

(4) Amounts include Advances from FHLBNY and Securities sold under agreements to repurchase - FHLBNY.
(5) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(6) Net interest margin represents net interest income as a percentage of average interest-earning assets.

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